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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CALIFORNIA STEEL INDUSTRIES, INC.

                        --------------------------------

                             Pursuant to Section 242
                                     of the
                             General Corporation Law
                                     of the
                                State of Delaware

                        --------------------------------

     THE UNDERSIGNED, being the President/CEO of California Steel Industries, Inc. (the "Company"), does hereby certify as follows:

     1. That certain paragraph (2) of Article Second of the Certificate of Incorporation of the Company is amended to read as follows:

               "(2) The Board of Directors shall have power to recommend changes, additions or amendments to this Certificate or the Bylaws of the corporation, subject to the approval of the stockholders; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

     2. That the amendments set forth in paragraph 1 above have been duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I have set my hand and the seal of the Company this 27th day of July, 1999.


                             By: /s/ C.  Lourenco  Goncalves,  President and CEO


                             By: /s/ Brett Guge, Secretary

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